Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

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In the Matter of	)	CONSENT ORDER
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METRO UNITED BANK	)
SAN DIEGO, CALIFORNIA	)	FDIC 10-379b
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(Insured State Nonmember Bank))
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The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Metro United Bank, San Diego, California (“Bank”), under Section 3q of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1813(q).

The California Department of Financial Institutions (“CDFI”) is the appropriate state banking agency for the Bank under Division 1 (commencing with Section 99) of the California Financial Code.

The Bank, by and through its duly elected and acting Board of Directors, has executed a “STIPULATION TO THE ISSUANCE OF A CONSENT ORDER” (“STIPULATION”), dated July 22, 2010, that is accepted by the FDIC and the CDFI. With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation pertaining to capital adequacy, asset quality, management, and earnings, to the issuance of this CONSENT ORDER (“ORDER”) by the FDIC and the CDFI pursuant to Section 8(b)(1) of the FDI Act, 12 U.S.C. § 1818(b)(1), and Section 1913 of the California Financial Code.

Having determined that the requirements for issuance of an order under Section 8(b) of the FDI Act, 12 U.S.C. § 1818(b) and Section 1913 of the California Financial Code, have been satisfied, the FDIC and the CDFI hereby order that:

MANAGEMENT – BOARD SUPERVISION

1. Within 30 days after the effective date of this ORDER, the Bank’s board of directors shall increase its participation in the affairs of the Bank by assuming full responsibility for the approval of the Bank’s policies and objectives and for the supervision of the Bank’s management, including all the Bank’s activities. The Bank’s board of directors’ participation in the Bank’s affairs shall include, at a minimum, regularly scheduled meetings in which the following areas shall be reviewed and approved by the board: reports of income and expenses; new, overdue, renewed, insider, charged-off, delinquent, nonaccrued, and recovered loans; investment activities; operating policies; and individual committee actions. The Bank’s board of directors’ minutes shall document the board’s reviews and approvals, including the names of any dissenting directors.

MANAGEMENT – SPECIFIC POSITIONS

2. (a) Within 90 days after the effective date of this ORDER, the Bank shall assess and retain qualified management. At a minimum, such management shall include:

(1)	A chief executive officer with a demonstrated ability in managing a bank of comparable size and shall have prior experience in upgrading a low quality loan portfolio; and

(2)	A senior lending officer with an appropriate level of lending, collection, and loan supervision experience for the type and quality of the Bank’s loan portfolio; and

(3)	A chief financial officer with a demonstrated ability in managing a bank of comparable size and shall have prior experience in addressing safety and soundness issues and financial problems within the institution;

(4)	Such persons shall be provided the necessary written authority to implement the provisions of this ORDER.

The qualifications of management shall be assessed on its ability to:

(1)	Comply with the requirements of this ORDER;

(2)	Operate the Bank in a safe and sound manner;

(3)	Comply with applicable laws and regulations; and

(4)	Restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, and liquidity.

(b) While this ORDER is in effect, the Bank shall notify the FDIC Regional Director, Dallas Regional Office (“Regional Director”) and the CDFI Commissioner (“Commissioner”) in writing of any changes in any of the Bank’s directors or Senior Executive Officers. For purposes of this ORDER, “Senior Executive Officer” is defined as in Section 303.101(b) of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101(b). Prior to the addition of any individual to the Bank’s board of directors or the employment of any individual as a Senior Executive Officer, the Bank shall comply with the requirements of Section 32 of the FDI Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 303.100 -303.103.

CLASSIFIED ASSETS - CHARGE-OFF AND PLAN FOR REDUCTION

3. (a) Within 30 days after the effective date of this ORDER, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss by the FDIC or the CDFI as a result of its examination of the Bank as of March 8, 2010. Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.

(b) Within 60 days after the effective date of this ORDER, the Bank shall submit a written plan to the Regional Director and the Commissioner to reduce the remaining assets classified Doubtful and Substandard as of March 8, 2010 (“Classified Assets Reduction Plan”). The Classified Assets Reduction Plan shall address each asset so classified with a balance of $1,000,000 or greater and provide the following:

(1)	The name under which the asset is carried on the books of the Bank;

(2)	Type of asset;

(3)	Actions to be taken in order to reduce the classified asset; and

(4)	Timeframes for accomplishing the proposed actions.

The Classified Assets Reduction Plan shall also include, at a minimum:

(1)	Review the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(2)	Evaluate the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

In addition, the Bank’s Classified Assets Reduction Plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s board of directors and a provision mandating a review by the Bank’s board of directors.

(c) The Bank shall present the Classified Assets Reduction Plan to the Regional Director and the Commissioner for review. Within 30 days after the Regional Director’s and the Commissioner’s response, the Classified Assets Reduction Plan, including any requested modifications or amendments shall be adopted by the Bank’s board of directors which approval shall be recorded in the minutes of the meeting of the Bank’s board of directors. The Bank shall then immediately initiate measures detailed in the Classified Assets Reduction Plan to the extent such measures have not been initiated.

(d) For purposes of the Classified Assets Reduction Plan, the reduction of adversely classified assets as of March 8, 2010 shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s Allowance for Loan and Lease Losses (“ALLL”) and may be accomplished by:

(1)	Charge-off;

(2)	Collection;

(3)	Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the CDFI; or

(4)	Increase in the Bank’s Tier 1 Capital.

(e) While this ORDER is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future examination conducted by the FDIC or the CDFI.

RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS

4. (a) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified Loss by the FDIC or the CDFI as the result of its examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

(b) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified Doubtful and/or Substandard by the FDIC or the CDFI as the result of its examination of the Bank, either in whole or in part, and is uncollected, unless the Bank’s board of directors has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Bank’s board of directors’ meeting.

CONCENTRATIONS – PLAN FOR REDUCTION

5. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan to reduce the total commercial real estate concentration of credit identified in the Report of Examination as of March 8, 2010 (“Concentration Reduction Plan”). The Concentration Reduction Plan shall prohibit any additional advances that would increase the concentrations or create new concentrations and shall include, but not be limited to:

(1)	Dollar levels to which the Bank shall reduce each concentration; and

(2)	Provisions for the submission of written progress reports to the Bank’s board of directors for review and notation in minutes of the each regular board meeting of the Bank’s board of directors.

(b) For purposes of the Concentration Reduction Plan, “reduce” means to:

(1)	Charge-off;

(2)	Collect; or

(3)	Increase Tier 1 Capital.

(c) After the Regional Director and the Commissioner have responded to the Concentration Reduction Plan, the Bank’s board of directors shall adopt the plan as amended or modified by the Regional Director and the Commissioner. The Concentration Reduction Plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.

ALLOWANCE FOR LOAN AND LEASE LOSSES

6. (a) The Bank shall ensure provisions to the ALLL are calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance. The bank shall maintain a reasonable ALLL. Prior to the end of each calendar quarter, the Bank’s board of directors shall review the adequacy of the Bank’s ALLL. Such quarterly reviews shall include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and non-accrual loans and prevailing and prospective economic conditions. The minutes of the Bank’s board of directors’ meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended increases in the ALLL.

(b) Within 30 days after the effective date of this ORDER, the Bank shall review Consolidated Reports of Condition and Income filed with the FDIC and ensure such reports contain a reasonable ALLL. Reports filed after the effective date of this ORDER shall also accurately reflect the financial condition of the Bank as of the reporting date.

(c) The Bank must use Financial Accounting Standards Board Statements Numbers 5 and 114 for determining the Bank’s ALLL adequacy. Provisions for loan losses must be based on the inherent risk in the Bank’s loan portfolio. The directorate must document with written reasons any decision not to require provisions for loan losses in the board minutes. Such written documentation by the board should be done on at least a quarterly basis.

CAPITAL PLAN

7. (a) Within 90 days after the effective date of this ORDER, the Bank shall submit a written capital plan (“Capital Plan”) to the Regional Director and the Commissioner to increase its Tier 1 Capital to nine (9) percent of the Bank’s Average Total Assets. The capital plan shall also require the Bank, after establishing an ALLL, to achieve and maintain its Tier 1 Leverage Capital ratio equal to, or greater than, nine (9) percent of the Bank’s Average Total Assets; and to achieve and maintain its Total Risk-Based Capital ratio equal to, or greater than, thirteen (13) percent of the Bank’s Total Risk Weighted Assets by no later than December 31, 2010.

(b) After the Regional Director and the Commissioner respond to the Capital Plan, the Bank’s board of directors shall adopt the capital plan, including any modifications or amendments requested by the Regional Director and the Commissioner. Thereafter, the Bank shall immediately initiate measures detailed in the Capital Plan, to the extent such measures have not previously been initiated, to effect compliance with the plan.

(c) Such increase in Tier 1 Capital necessary to meet the capital ratios required by this ORDER may be accomplished by:

(1)	The sale of securities in the form of common stock; or

(2)	The direct contribution of cash subsequent to March 8, 2010, by the directors and/or shareholders of the Bank or by the Bank’s holding company; or

(3)	Receipt of an income tax refund or the capitalization subsequent to March 8, 2010, of a bona fide tax refund certified as being accurate by a certified public accounting firm; or

(4)	Any other method approved by the Regional Director and the Commissioner.

(d) If any such capital ratios are less than required by the ORDER, as determined as of the date of any Report of Condition and Income or at an examination by the FDIC or the CDFI, the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director or the Commissioner, present to the Regional Director and the Commissioner a new Capital Plan to increase the Bank’s Tier 1 Capital of the Bank or to take such other measures to bring all the capital ratios to the percentages required by this ORDER. After the Regional Director and the Commissioner respond to the new Capital Plan, the Bank’s board of directors shall adopt the new Capital Plan, including any modifications or amendments requested by the Regional Director and the Commissioner.

(e) Thereafter, the Bank shall immediately initiate measures detailed in the plan, to the extent such measures have not previously been initiated, to increase its Tier 1 Capital by an amount sufficient to bring all the Bank’s capital ratios to the percentages required by this ORDER within 60 days after the Regional Director and the Commissioner respond to the new capital plan.

(f) In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.

(g) For purposes of this ORDER, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

(h) In addition, the Capital Plan must include a Contingency Plan in the event that the Bank has failed to maintain the minimum capital ratios required; failed to submit an acceptable Capital Plan as required by this subparagraph; or failed to implement or adhere to a Capital Plan to which the FDIC and the CDFI have taken no written objection. Said Contingency Plan shall include a plan to sell or merge the Bank. The Bank shall implement the Contingency Plan upon written notice from the FDIC or the CDFI.

DIVIDEND RESTRICTION

8. As of the effective date of this ORDER, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Commissioner.

BUDGET AND PROFIT PLAN

9. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written Profit Plan and a realistic, comprehensive Budget for all categories of income and expense for calendar year 2010. The Profit Plan and Budget required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b) The written Profit Plan shall address, at a minimum:

(1)	An analysis of the Bank’s pricing structure; and

(2)	A recommendation for reducing the Bank’s cost of funds.

(c) Within 30 days after the end of each calendar quarter following completion of the Profit Plan and Budget required by this paragraph, the Bank’s board of directors shall evaluate the Bank’s actual performance in relation to the written Profit Plan and Budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the board of directors’ meeting when such evaluation is undertaken.

(d) A written Profit Plan and Budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and the Commissioner for review and comment within 30 days after the end of each year. Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after adoption of any recommended changes, the Bank shall approve the written Profit Plan and Budget, which approval shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement and follow the Profit Plan and Budget.

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

10. (a) Within 60 days after the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Commissioner for review and comment a written plan addressing liquidity, asset/liability management, and interest rate risk management. Annually thereafter, while this ORDER is in effect, the Bank shall review the plans for adequacy and, based upon such review, shall make necessary revisions to the plan to maintain adequate liquidity, contingency funding plans, and interest rate risk management. The initial plan shall include, at a minimum, provisions:

(1)	Establishing a minimum liquidity ratio and defining how the ratio is to be calculated;

(2)	Establishing contingency plans in accordance with FIL-84-2008 and FIL-13-2010 by identifying alternative courses of action designed to meet the Bank’s liquidity needs;

(3)	Establishing provisions to maintain a minimum level of liquid assets to total deposits and borrowings.

(4)	Establishing a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report;

(5)	Identifying the source and use of borrowed and/or volatile funds;

(6)	Establishing procedures for managing the Bank’s sensitivity to interest rate risk which comply with FDIC Financial Institution Letters 2-2010 and 52-1996, the Joint Agency Statement of Policy on Interest Rate Risk.

(b) Within 30 days after the receipt of all such comments from the Regional Director and the Commissioner, and after revising the plan as necessary, the Bank shall adopt the plan, which adoption shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement the plan.

CORRECTION OF VIOLATIONS

11. (a) Within 30 days after the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation noted in the Report of Examination with the exception of those violations referenced in provision 12 below.

(b) Within 60 days after the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.

(c) Within 30 days after the effective date of this ORDER, the Bank shall address any contraventions of policy noted in the Report of Examination.

BANK SECRECY ACT

12. (a) Within 90 days from the effective date of this ORDER, the Bank shall complete and implement any and all enhancements to its system of internal controls necessary to ensure full compliance with BSA (“BSA Internal Controls”) and correct the violation listed in the Report of Examination, taking into consideration its size and risk profile. At a minimum, such system of BSA Internal Controls shall include policies, procedures, and processes addressing the areas set forth in paragraph (b) below.

(b) Provide for a system of internal controls sufficient to comply in all material respects with the BSA and its implementing rules and regulations and establish a plan for implementing such internal controls. The system of internal controls shall provide, at a minimum:

(1)	Procedures for conducting a risk-based assessment of the Bank’s customer base to identify the categories of customers whose transactions and banking activities are routine and usual; and determine the appropriate level of enhanced due diligence necessary for those categories of customers whose transactions and banking activities are not routine and/or usual (“high-risk accounts”);

(2)	Policies and procedures with respect to high-risk accounts and customers identified through the risk assessment conducted pursuant to paragraph 1(a)(1), including the adoption of adequate methods for conducting enhanced due diligence on high-risk accounts and customers at account opening and on an ongoing basis, and for monitoring high-risk client relationships on a transaction basis, as well as by account and customer;

(3)	Policies, procedures, and systems for identifying, evaluating, monitoring, investigating, and reporting suspicious activity in the Bank’s products, accounts, customers, services, and geographic areas, including:

a.	Establishment of meaningful thresholds for identifying accounts and customers for further monitoring, review, and analyses;

b.	Periodic testing and monitoring of such thresholds for their appropriateness to the Bank’s products, customers, accounts, services, and geographic areas;

c.	Review of existing systems to ensure adequate referral of information about potentially suspicious activity through appropriate levels of management, including a policy for determining action to be taken in the event of multiple filings of Suspicious Activity Reports (“SARs”) on the same customer, or in the event a correspondent or other customer fails to provide due diligence information. Such procedures shall describe the circumstances under which an account should be closed and the processes and procedures to be followed in doing so;

d.	Procedures and/or systems for each subsidiary and business area of the Bank to produce periodic reports designed to identify unusual or suspicious activity, to monitor and evaluate unusual or suspicious activity, and to maintain accurate information needed to produce these reports with the following features:

i.	The Bank’s procedures and/or systems should be able to identify related accounts, countries of origin, location of the customer’s businesses and residences to evaluate patterns of activity; and

ii.	The periodic reports should cover a broad range of time frames, including individual days, a number of days, and a number of months, as appropriate, and should segregate transactions that pose a greater than normal risk for non-compliance with the BSA;

e.	Documentation of management’s decisions to file or not to file an SAR; and

f.	Systems to ensure the timely, accurate, and complete filing of required SARs and any other similar or related reports required by law.

BRANCHING

13. During the life of this ORDER, the Bank shall not establish any new branches or other offices of the Bank without the prior written consent of the Regional Director and the Commissioner.

COMPLIANCE COMMITTEE

14. Within 30 days after the effective date of this ORDER, the Bank’s board of directors shall establish a committee of the board of directors charged with the responsibility of ensuring that the Bank complies with the provisions of this ORDER. The committee shall report to the entire board of directors of the Bank at each regular board meeting, and a copy of the report and any discussion related to the report or the ORDER shall be included in the minutes of the Bank’s board of directors’ meeting. The establishment of this committee shall not diminish the responsibility or liability of the entire board of directors of the Bank to ensure compliance with the provisions of this ORDER.

SHAREHOLDER NOTIFICATION

15. After the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its shareholders (1) in conjunction with the Bank’s next shareholder communication, and also (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC Accounting and Securities Disclosure Section, Washington, D.C. 20429, for review at least 20 days prior to dissemination to shareholders. Any changes requested by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

16. Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports signed by each member of the Bank’s board of directors, detailing the actions taken to secure compliance with the ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released, in writing, the Bank from making further reports.

The provisions of this ORDER shall not bar, stop, or otherwise prevent the FDIC, the CDFI, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution affiliated parties.

The provisions of this ORDER shall be binding upon the Bank, its institution affiliated parties and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended or set aside by the FDIC and the CDFI.

This ORDER shall be effective on the date of issuance.

Issued pursuant to delegated authority this 22nd day of July, 2010.

/s/ Kristie K. Elmquist
Kristie K. Elmquist
Acting Regional Director
Dallas Region
Division of Supervision and Consumer Protection
Federal Deposit Insurance Corporation

/s/ Scott Cameron
Scott Cameron
Chief Examiner
California Department of Financial Institutions

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